Exhibit 99.1

June 25, 2019	For more information: Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

STEIN MART, INC. ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced shareholder voting results for its 2019 Annual Meeting of Shareholders. Approximately 91.4 percent of all outstanding shares were present or represented by proxy at the meeting.

Shareholders approved the election of Jay Stein, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, D. Hunt Hawkins, MaryAnne Morin, Richard L. Sisisky and Burton M. Tansky to the board of directors for one-year terms. Shareholders also approved an advisory resolution on executive compensation for fiscal year 2018, and ratified the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 1, 2020.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. The Company currently operates 283 stores across 30 states. For more information, please visit www.steinmart.com.